Exhibit 99.1

 EDUCATION MANAGEMENT CORPORATION REPORTS FISCAL 2005 FOURTH QUARTER AND FISCAL
                                  YEAR RESULTS

     PITTSBURGH, Aug. 17 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the fourth quarter and twelve months ended June 30, 2005. For the quarter, net revenues increased 18.3% to $255.3 million and net income grew 31.6% to $19.6 million, or $0.26 cents per diluted share. For the twelve months ended June 30, 2005, revenues rose 19.5% to $1,019.3 million and net income grew 31.9% to $101.6 million, or $1.35 per diluted share.

     John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are pleased to report another fiscal year of strong financial results. Enrollment growth for the first quarter of fiscal 2006 met our expectations. We believe we will continue to deliver consistent financial performance during fiscal 2006."

     Today, EDMC also announced that Joe Charlson, currently EDMC's Senior Vice President - Strategic Marketing, has been appointed Chief Marketing Officer of the Company. In his new role, Mr. Charlson provides leadership to all marketing and admissions areas within EDMC. Before joining EDMC in February, Mr. Charlson co-led a $1.5 billion retail pharmacy business for Target Corporation. Prior to working for Target, he was with McKinsey & Company.

     Mr. McKernan said, "Over the last six months Joe Charlson has demonstrated the leadership qualities and marketing expertise to enable EDMC to reach a broader prospective student population. We are very pleased to have Joe promoted to this very important role for the Company."

     Financial highlights:
          * Revenues for the three months ended June 30, 2005 increased 18.3% to $255.3 million, compared to $215.9 million for the same period a year ago. For the twelve months ended June 30, 2005, revenues rose 19.5% to $1,019.3 million, compared to $853.0 million for the comparable twelve- month period last year. Revenue growth in the fourth quarter of fiscal 2005 resulted from a 12.3% increase in total student enrollment and an approximate 6% increase in average revenue per student. Total enrollment at the start of the fourth quarter of fiscal 2005 was 64,179 students compared to 57,141 students for the same period last year.

          * Fourth quarter income before interest and taxes (operating income) rose 30.0% to $33.5 million from $25.8 million for the same period a year ago. For fiscal 2005, operating income rose 26.8% to $168.6 million compared with $133.0 million in the prior year. The consolidated operating margin improved 120 and 95 basis points for the quarter and fiscal year, respectively. For both periods, the improvement in consolidated operating margin was due in part to lower rent and salary expense as a percentage of revenue.

          * The effective tax rates for the 2005 fiscal fourth quarter and year were 43.1% and 39.8%, respectively, as compared to 41.3% and 41.0% for the fourth quarter and fiscal 2004 periods.

          * Net income for the quarter grew 31.6% to $19.6 million, or $0.26 per diluted share, compared to $14.9 million, or $0.20 per diluted share, in the fourth quarter last year. For fiscal 2005, net income rose 31.9% to $101.6 million, or $1.35 per diluted share, compared to $77.0 million, or $1.03 per diluted share in the prior fiscal year.

          * At June 30, 2005, the Company had cash and cash equivalents of $172.0 million and short term revolving credit borrowings of $66.0 million, compared to $116.7 million and $125.1 million, respectively, at June 30, 2004. Cash flow from operations for the twelve-month period ended June 30, 2005 was $193.2 million compared to $163.3 million last fiscal year. Fiscal 2005 cash flow was higher due in part to improved net income and higher non-cash charges, partially offset by changes in other working capital components.

          * Capital expenditures were $85.8 million, or 8.4% of revenue for fiscal 2005, compared to $80.7 million, or 9.5% of revenue, in fiscal 2004. Capital expenditures for fiscal 2005 include a $14.6 million cumulative adjustment for lease accounting recorded in the third quarter related to cash received directly from landlords for leasehold improvements.

     Student Enrollment
     At the start of the current summer quarter (first quarter of fiscal 2006), total enrollment at EDMC's schools was 59,739 students, a 12.6% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 12.0% to 59,457 students. Students taking 100% of their coursework online increased 78.4% to 3,461 students.

                                     2006        2005          %
                                    Summer      Summer      Change
                                    ------      ------      ------
Total enrollment                    59,739      53,073        12.6%
Same-school enrollment
 (owned for 1 year or more)         59,457      53,073        12.0%

Students taking 100% of
 their coursework online             3,461       1,940        78.4%

     The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of the Company's business has decreased over the last several years due to an increased percentage of students at the Company's schools enrolling in bachelor's and graduate degree programs.

     Business Outlook
     Effective July 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("SFAS 123R"), using the (modified retrospective method.) Beginning with the first quarter of fiscal 2006, the Company will reflect compensation expense in accordance with the SFAS 123R transition provisions. Under the modified retrospective method, companies are allowed to restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma footnote disclosures. Accounting for the projected impact of SFAS 123R, the Company estimates first fiscal quarter revenue growth of 17% and diluted EPS of $0.09 compared to $0.05 in the prior year period. For the fiscal year ending June 30, 2006, the Company projects revenue growth of 15% and diluted EPS of $1.43 compared to $1.13 in the prior year period after adjusting for the projected impact of SFAS 123R.

     Conference Call with Management
     Education Management will host a conference call to discuss its fiscal 2005 fourth quarter and year end results on Thursday, August 18, 2005 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2194 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

     Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. EDMC has 71 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

     This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

                        EDUCATION MANAGEMENT CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                      For the three months            For the fiscal year
                                        ended June 30,                   ended June 30,
                                 -----------------------------   -----------------------------
                                     2005            2004            2005            2004
                                 -------------   -------------   -------------   -------------
Net revenues                     $     255,337   $     215,913   $   1,019,338   $     853,019

Costs and expenses:
  Educational services*                165,603         144,719         640,445         546,132
  General and
   administrative                       54,772          43,695         203,813         166,990
  Amortization of
   intangible assets                     1,422           1,718           6,492           6,911
                                       221,797         190,132         850,750         720,033

Income before interest
 and taxes                              33,540          25,781         168,588         132,986
  Interest (income)
   expense, net                           (927)            382            (220)          2,475

Income before income taxes              34,467          25,399         168,808         130,511
  Provision for income taxes            14,852          10,490          67,234          53,497

Net income                       $      19,615   $      14,909   $     101,574   $      77,014

Diluted earnings per share       $        0.26   $        0.20   $        1.35   $        1.03

Weighted average number
 of diluted shares
 outstanding (000's):                   75,747          75,594          75,153          74,870

Selected Cash Flow Data*:

                                      For the three months            For the fiscal year
                                        ended June 30,                   ended June 30,
                                 -----------------------------   -----------------------------
                                     2005            2004            2005            2004
                                 -------------   -------------   -------------   -------------
Net cash flows provided by
 (used in) operations            $     (63,387)  $     (41,190)  $     193,189   $     163,296
Depreciation and
 amortization                           15,076          14,966          79,964          55,287
Capital expenditures                   (17,695)        (15,011)        (85,834)        (80,703)

Selected Consolidated Balance Sheet Data:
                                                    As of June 30,
                                                -----------------------
                                                   2005         2004
                                                ----------   ----------
Cash and cash equivalents                       $  171,974   $  116,728
Receivables, net                                    57,968       52,196
Current assets                                     279,678      205,054
Total assets                                       956,027      827,999
Current liabilities                                232,638      281,508
Long-term debt (including current portion)          70,420      139,560
Shareholders' investment                           666,010      528,687

* Includes the effect of lease accounting adjustments for the current periods. Certain amounts from prior periods have been reclassified to conform with the current presentation.

     Education Management Corporation
     COMPANY CONTACTS:
     Robert McDowell
     Executive Vice President and Chief Financial Officer
     (412) 562-0900
     James Sober, CFA
     Vice President, Investor Relations
     (412) 995-7684

SOURCE  Education Management Corporation
    -0-                             08/17/2005
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com/

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